SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, DC 20549

                     FORM 12b-25

                                 Commission File Number 0-15596
                                                       ---------

             NOTIFICATION OF LATE FILING

   (Check One): [ ]  Form 10-K  [ ]  Form 11-K    [ ]  Form 20-F
                [X]  Form 10-Q  [ ]  Form N-SAR


For Period Ended       September 30, 1998
                 ------------------------------

[  ]  Transition Report          [  ]  Transition Report
      on Form 10-K                     on Form 10-Q
[  ]  Transition Report          [  ]  Transition Report
      on Form 20-F                     on Form N-SAR
[  ]  Transition Report
      on Form 11-K

For the Transition Period Ended:
                                  -------------------------

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         N/A
---------------------------------------------------------

---------------------------------------------------------

            Part I. Registrant Information

Full Name of
Registrant        Spectrum Information Technologies, Inc.
                -------------------------------------------

Former Name if Applicable

         N/A
---------------------------------------------------------

Address of Principal Executive Office (Street and Number)

2700 Westchester Avenue
---------------------------------------------------------

City, State and Zip Code      Purchase, New York 10577
                         --------------------------------

          Part II. Rules 12b-25 (b) and (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the 5th calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                       Part III. Narrative

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

The Company is unable to file its Quarterly Report on Form 10-Q within the prescribed time period due to the Company's downsizing on October 30, 1998. The Company was unable to close its books on a timely basis.

                    Part IV. Other Information

   (1) Name and telephone number of person to contact in regard to this notification


   Donald J. Amoruso          (914)        251-1800 Ext. 131
----------------------------------------------------------------
       (Name)              (Area Code)    (Telephone Number)

    (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                          [X]  Yes     [ ]  No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                          [ ]  Yes     [X]  No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        Spectrum Information Technologies, Inc.
--------------------------------------------------------
     (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 1998      By:   /s/ Barry J. Hintze
      -----------------         ------------------------------
                                  Barry J. Hintze
                                  Chief Financial Officer

                      ATTENTION

   Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).